As filed with the Securities and Exchange Commission on October 5, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

STANDARD MICROSYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	11-2234952
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

80 Arkay Drive
Hauppauge, New York 11788
(631) 434-4600
(Address of Registrant's Principal Executive Offices)

Standard Microsystems Corporation 2009 Long Term Incentive Plan
(Full Title of the Plan)
_________________

Walter Siegel, Esq.
Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788
(631) 434-4600
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

_________________
with a copy to:

Michael J. Albano, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.10 per share, available for future issuance under the Standard Microsystems Corporation 2009 Long Term Incentive Plan	1,000,000	$19.35 (2)	$19,350,000.00	$2,246.54
Total	1,000,000	N/A	$19,350,000.00	$2,246.54

(1)
Together with an indeterminate number of shares of common stock (the "Shares") of Standard Microsystems Corporation (the "Registrant") that may be necessary to adjust the number of shares reserved for issuance pursuant to the Standard Microsystems Corporation 2009 Long Term Incentive Plan (the "Plan") as a result of stock splits, stock dividends or similar adjustments of the outstanding Shares, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Shares on September 30, 2011 as reported on the NASDAQ Global Select Market.

Explanatory Note

On April 27, 2011, the Board of Directors of the Registrant and its Compensation Committee approved an amendment to the Plan increasing the number of Shares available for issuance under the plan by 1,000,000 Shares. The amendment was subject to the approval of the Registrant’s stockholders. The Registrant’s stockholders approved the amendment to the Plan at the Registrant’s Annual Meeting of Stockholders held on July 28, 2011.

The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Registrant’s previously filed Registration Statement on Form S-8, filed with the Securities and Exchange Commission on October 13, 2009 (Registration No. 333-162449) (the “Prior Registration Statement”). This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of an additional 1,000,000 Shares issuable pursuant to awards to be granted under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement, including the periodic reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated herein by reference.

PART II

Item 8.	Exhibits.

The Exhibit Index filed herewith and appearing immediately after the signature page to this Registration Statement is incorporated by reference in this Item 8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on this 5th day of October, 2011.

STANDARD MICROSYSTEMS CORPORATION
(Registrant)

By:	/s/ KRIS SENNESAEL
Kris Sennesael Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints each of Walter Siegel and Michael LaBosco with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ CHRISTINE KING	October 5, 2011
Christine King
President and Chief Executive Officer
(Principal Executive Officer)

/s/ KRIS SENNESAEL	October 5, 2011
Kris Sennesael
Senior Vice President and Chief Financial
Officer
(Principal Financial and Accounting Officer)

/s/ STEVEN J. BILODEAU	October 5, 2011
Steven J. Bilodeau
Chairman

/s/ ANDREW M. CAGGIA	October 5, 2011
Andrew M. Caggia
Director

/s/ TIMOTHY P. CRAIG	October 5, 2011
Timothy P. Craig
Director

/s/ PETER F. DICKS	October 5, 2011
Peter F. Dicks
Director

/s/ JAMES A. DONAHUE	October 5, 2011
James A. Donahue
Director

/s/ IVAN T. FRISCH	October 5, 2011
Ivan T. Frisch
Director

/s/ DR. KENNETH KIN	October 5, 2011
Dr. Kenneth Kin
Director

/s/ STEPHEN C. MCCLUSKI	October 5, 2011
Stephen C. McCluski
Director

/s/ DR. GUENTER REICHART	October 5, 2011
Dr. Guenter Reichart
Director

 EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Standard Microsystems Corporation 2009 Long Term Incentive Plan, as amended effective July 28, 2011	Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2011 filed with the Commission on September 30, 2011

4.2	Certificate of Incorporation of Standard Microsystems Corporation, as amended on July 12, 2006.	Incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 filed with the Commission on October 6, 2006

4.3	Amended and Restated By-Laws of Standard Microsystems Corporation	Incorporated by reference to Exhibit 3.2 to Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2007 filed with the Commission on September 25, 2007

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to legality of securities being registered	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP	Included in Exhibit 5.1

24.1	Power of Attorney (included as part of the signature page to this Registration Statement)	Filed herewith